GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. December 19, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Insulet Corporation File No. 001-33462 Dear Sir or Madam: We have read Item 4.01 of Form 8-K of Insulet Corporation dated December 15, 2025, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 53 State Street, 16th Floor Boston, MA 02109 D +1 617 723 7900 F +1 617 723 6340